Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-130789-06

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2)

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3)

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

YM Summary

Type 1

Standard YM: PV of future cashflows to maturity discounted at the difference (if such difference is greater than zero) between (y) the related Interest Rate and (z) the Discount Rate

UC000001	BEACON SEATTLE & DC PORTFOLIO	27
UC000002	32 SIXTH AVENUE	27
UC000004	KALAHARI WATERPARK RESORT	27
UC000006	DETROIT LIBERTY PORTFOLIO	27
UC000018	NORTH GRAND MALL	27
UC000019	BEAVER BROOK APARTMENTS	27
UC000032	SHOPS AT MALTA	27
UC000035	OAKS SHOPPING CENTER	27
UC000038	KINGWOOD OFFICE	27
UC000041	ARENA SHOPS	27
UC000043	THE SHOPS AT ROCKAWAY	27
UC000046	GREENWAY INDUSTRIAL	27
UC000050	HUNTING CREEK PLAZA	27
UC000051	GRANT STREET PORTFOLIO	27
UC000053	CHESTNUT HILL	27
UC000058	TRI-TECH PLAZA	27
UC000064	VINTNER’S SQUARE	27
UC000069	WHITE FLINT STORAGE VILLAGE	27
UC000072	ROCKSIDE ROAD PORTFOLIO	27
UC000074	EXPONENT HR OFFICE BUILDING	27
UC000077	VILLAGE AT TOWN CENTER	27
UC000078	TOWN AND COUNTRY CENTER	27
UC000080	SHOPS AT LINCOLN SCHOOL	27
UC000081	75TH STREET CENTER	27
UC000087	THE REMINGTON AT VALLEY RANCH	27
UC000098	GALLERIA VILLAGE SHOPPING CENTER	27
UC000108	MILLERSVILLE STORAGE VILLAGE	27
UC000115	SACKETT INDUSTRIAL CENTER	27
UC000121	1200 FIRST COLONIAL ROAD	27
UC000122	1201 FIRST COLONIAL ROAD	27
UC000138	GREENBRIAR MEDICAL OFFICE BUILDING	27
UC000140	SPRING MILL MANOR	27
UC000143	SOUTHERN OAKS	27
UC000148	MIDTOWN BUSINESS CENTER	27
UC000156	PRAIRIE VIEW APARTMENTS	27
UC000169	PARADISE VALLEY BAPTIST	27
UC000177	COLLEYVILLE SQUARE	27
UC000179	LANDOVER STORAGE VILLAGE	27
UC000184	THREE STAR CENTER	27
UC000204	BRADFORD PLACE	27

Type 2
Standard YM: PV of future cashflows to maturity discounted at treasury rate (Semi)+50bps
UC000089	CHESAPEAKE CENTER	20	0.5
UC000095	HAMPTON INN & SUITES - CAPE CORAL	20	0.5

Type 3
Standard YM: PV of future cashflows to maturity discounted at treasury rate (Semi)
UC000003	THE MALL AT PRINCE GEORGES	20
UC000009	MILLENNIUM I II & III	20
UC000010	PERIMETER EXPO	20
UC000013	ANNAPOLIS MARRIOTT WATERFRONT	20
UC000014	ONE LINCOLN PARK APARTMENTS	20
UC000015	50 WEST LIBERTY STREET	20
UC000016	KBS - 625 SECOND STREET	20
UC000017	KBS - CRESCENT GREEN	20
UC000020	RENAISSANCE COLUMBUS	20
UC000021	PGA DESIGN CENTER	20
UC000022	COURTYARD BY MARRIOTT - SILVER SPRING	20
UC000023	BRISTOL PLACE APARTMENTS	20
UC000024	1500 MITTEL BLVD	20
UC000026	RIVERVIEW PLAZA	20
UC000027	MCINTYRE SQUARE	20
UC000031	KBS - KENSINGTON	20
UC000033	CHESTERFIELD COMMONS 4	20
UC000034	HASTINGS RANCH PLAZA SHOPPING CENTER	20
UC000036	HILTON GARDEN INN - CORVALLIS	20
UC000037	GREENS CORNER	20
UC000040	HOLIDAY INN - ROCHESTER AIRPORT	20
UC000045	JACKSON DOWNS	20
UC000052	LONGS DRUG STORE SANTA MONICA	20
UC000055	KAILUA SELF STORAGE	20
UC000056	KONA SELF STORAGE	20
UC000057	TURNSTONE OFFICE PARK	20
UC000060	BELTWAY CORPORATE CENTER	20
UC000061	KBS - SABAL VI	20
UC000062	CANAL FARMS SHOPPING CENTER	20
UC000076	KIMBERLY CLARK INDUSTRIAL	20
UC000079	HILTON HOUSTON SOUTHWEST	20
UC000082	WINCHESTER PORTFOLIO	20
UC000083	AXCESS CENTER SARASOTA	20
UC000084	CENTERVILLE	20
UC000086	VILLAGE AT PARKER II	20
UC000088	CUPERTINO BUSINESS CENTER	20
UC000090	NEW VISION OFFICE PARK	20
UC000096	HARBOUR POINTE	20
UC000097	TRADE CENTER BUILDINGS	20
UC000101	DANBURY OF CUYAHOGA FALLS	20
UC000102	COMFORT INN & SUITES UNIVERSITY SQUARE	20
UC000104	PYRAMID BUILDING	20
UC000105	AL SHAW MINI POOL	20
UC000106	3355 EL SEGUNDO BOULEVARD	20
UC000107	HYLAND HILLS SHOPPING CENTER	20
UC000109	SKYLINE APARTMENTS	20
UC000110	AIRPORT COMMERCIAL COMPLEX	20
UC000113	SINKING SPRINGS PLAZA	20
UC000114	26090 YNEZ ROAD INDUSTRIAL	20
UC000116	100 EAST GRAHAM INDUSTRIAL	20
UC000117	OAK BROOK OFFICE BUILDING	20

UC000118	SHASTA EXECUTIVE PLAZA	20
UC000119	SHADELAND SOUTH BUSINESS PARK	20
UC000120	FIVE POINTS PLAZA	20
UC000123	COUNTRY HILLS DRIVE	20
UC000125	MANASSAS JUNCTION SHOPPING CENTER	20
UC000126	MSC INDUSTRIAL BUILDING	20
UC000127	OLD STONE APARTMENTS	20
UC000128	AUSTELL PLAZA	20
UC000129	HOMEWOOD SUITES - LONGVIEW TX	20
UC000130	RESIDENCE INN SAN ANTONIO	20
UC000131	LYNMARIE APARTMENTS	20
UC000132	SMARTHEALTH FACILITY	20
UC000133	STUTSON BRIDGE PLAZA	20
UC000134	RIDGE HUDSON PLAZA	20
UC000139	CAPTAIN’S SELF STORAGE	20
UC000142	BRIARWICK APARTMENTS	20
UC000144	MONROE BUILDING	20
UC000145	REDWOOD ROYALE APARTMENTS	20
UC000147	COTTAGE GROVE PLAZA	20
UC000149	RICHARDSON	20
UC000150	WAYMORE STORAGE PORTFOLIO	20
UC000151	EMERALD POINTE GARDEN SENIOR APARTMENTS	20
UC000152	ARBOR LANE APARTMENTS	20
UC000153	ELLISTON PLACE	20
UC000154	HARBOURSIDE CENTRE	20
UC000157	EATON UNIVERSITY INDUSTRIAL PARK	20
UC000159	USGS BUILDING	20
UC000160	PICO RIVERA INDUSTRIAL BUILDING	20
UC000161	PACIFIC PLAZA RETAIL CENTER	20
UC000165	WALGREENS KENNESAW	20
UC000167	PROVINCE SHOPPING CENTER	20
UC000171	CRYDEN INDUSTRIAL BUILDING	20
UC000172	LINCOLN COURT MEDICAL OFFICE	20
UC000174	13539 FREEWAY DRIVE INDUSTRIAL	20
UC000175	ACADEMY SPORTS - HOUSTON TX	20
UC000176	COSNER’S CORNER - PANERA BREAD	20
UC000178	GARDENBROOK APARTMENTS	20
UC000180	CORDATA PLACE SHOPPING CENTER	20
UC000181	STEWART ROAD & 89TH STREET	20
UC000182	PLAZA WEST OFFICE BUILDING	20
UC000183	GLENWOOD SPRINGS RETAIL	20
UC000185	CLOVERDALE HEIGHTS APARTMENTS	20
UC000187	SIERRA BUSINESS CENTER	20
UC000188	HERMOSA PROFESSIONAL BUILDING	20
UC000191	356-374 SOUTH MILPITAS BOULEVARD	20
UC000192	NEW SEASONS MARKET	20
UC000194	BIG TEX STORAGE - HOUSTON TX	20
UC000195	STORAGE SOLUTIONS	20
UC000196	ROSEMOUNT BUSINESS CENTER	20
UC000197	AAA ALL AMERICAN SELF STORAGE	20
UC000198	AMERICAN EAGLE MINI STORAGE	20
UC000200	SAVERS RETAIL	20

UC000202	VANOWEN CENTER MIXED USE	20
UC000203	1221 INNSBRUCK DRIVE - SUNNYVALE	20
UC000206	THE WASHINGTON MUTUAL BUILDING	20
UC000207	MILLS RIDGE APARTMENTS - BROOKINGS	20
UC000210	STORAGE VILLAGE - FAYETTEVILLE GA	20
UC000211	BENT TREE MIDWAY PLAZA	20
UC000212	NORTH PORT STORAGE - NORTH PORT FL	20
UC000213	ECKERD DRUGS - MANLIUS NY	20
UC000214	LOCK N KEY - GARLAND	20
UC000215	3520 LAKE AVENUE WILMETTE IL	20
UC000217	CICI’S PIZZA CENTER - TOMBALL TX	20
UC000218	RAILROAD EMPORIUM	20
UC000221	HARBOR PLACE OFFICES	20
UC000222	GIACONDA CORPORATE CENTER	20
UC000223	2406 WOODMERE DRIVE	20
UC000224	EXCLUSIVE WINDOWS	20
UC000225	STOR IT! SELF STORAGE	20
UC000226	TRACTOR SUPPLY COMPANY - MISSION TX	20
UC000227	WEDGEWOOD SHOPPING CENTER	20
UC000228	16130 STAGG STREET INDUSTRIAL	20
UC000229	KINGMAN TOWN CENTER	20
UC000230	503-523 W WASHINGTON BLVD	20
UC000231	ASP STREET INVESTMENTS	20
UC000232	LOCK N KEY - NORTH BUCKNER	20
UC000233	WEST END SHOPPING CENTER	20
UC000234	HEIDNER PLAZA SHOPPING CENTER	20
UC000235	TRUXEL ROAD 4170	20
UC000236	RITE AID - LAS VEGAS NV	20
UC000237	CHULA VISTA SELF STORAGE GROUND LEASE	20
UC000238	RITE AID - OKEMOS	20
UC000239	MAPLE TREE PLAZA SHOPPES	20
UC000241	4263-4287 MISSION BLVD	20
UC000242	GATEWAY EXECUTIVE CENTER	20
UC000243	27756 AVENUE HOPKINS	20
UC000245	VILLAGE SHOPPING CENTER - PA	20
UC000246	1148 & 1156 W VALENCIA	20
UC000247	VILLAGE AT THE OAKS	20
UC000248	ADVANCE AUTO - MARQUETTE	20
UC000249	DOMINION CONVENIENCE CENTER WOODBRIDGE	20
UC000250	WESTERN DENTAL - LANCASTER	20
UC000252	FOREST LAKE 18 PLEX APARTMENT BUILDING	20
UC000253	17TH AND STATE ST - SHOPS	20
UC000255	990 HOLCOMB BRIDGE ROAD	20
UC000258	3420-8 BOSTON ROAD	20
UC000259	4122 W VENUS WAY	20
UC000260	THUNDERBIRD RETAIL PLAZA	20
UC000261	GRAND AVENUE RETAIL	20

Type 4
Standard YM: PV of future cashflows to maturity discounted at treasury rate converted to an MEY
UC000005	AIRPARK BUSINESS CENTER	3

UC000007	ST ANDREWS AT PERIMETER APARTMENTS	3
UC000008	POST CREST APARTMENTS	3
UC000011	SHOPS AT NORTHERN BOULEVARD	3
UC000012	POST COLLIER HILLS APARTMENTS	3
UC000025	PREMIUM DISTRIBUTORS OF VA	3
UC000028	8880 CAL CENTER	3
UC000029	ASHFORD OAKS	3
UC000030	FIRST COLONY 24	3
UC000039	MERCHANTS WALK	3
UC000042	MERIDIAN VILLAGE SHOPPING CENTER	3
UC000044	B&M DEVELOPMENT PORTFOLIO	3
UC000047	HARTFORD CORPORATE PLAZA	3
UC000048	RICHBORO SHOPPING CENTER	3
UC000049	VILLAGE EAST SHOPPING CENTER	3
UC000054	SCALAMANDRE SILK BUILDING	3
UC000059	POMONA MARKET PLACE	3
UC000063	2505 STEELE STREET	3
UC000065	RIANNA II	3
UC000066	ISLAND PARK SHOPPING CENTER	3
UC000067	44348-44388 OLD WARM SPRINGS BOULEVARD	3
UC000068	WESTLAND PLAZA	3
UC000070	CASTLE WAY APARTMENTS	3
UC000071	CLINTON COMMONS	3
UC000073	COPPELL TOWN CENTER	3
UC000075	1125-1139 POST ROAD	3
UC000085	SUNTREE SQUARE	3
UC000091	BEST BUY - RANCHO CUCAMONGA	3
UC000092	35 ENTERPRISE AVENUE	3
UC000093	2285 OCEAN AVENUE	3
UC000094	OAK HILLS MEDICAL PLAZA	3
UC000099	FOX RUN APARTMENTS	3
UC000100	1840 WEST 49TH STREET	3
UC000103	ONE MIFFLIN PLACE	3
UC000111	CLEAR CREEK PLAZA	3
UC000112	2300 GRAND CONCOURSE	3
UC000124	1210 SHERMAN AVENUE	3
UC000135	IRON MOUNTAIN	3
UC000136	PARK CENTER III & IV	3
UC000137	2765 KINGSBRIDGE TERRACE	3
UC000141	5514 GRAPE ROAD	3
UC000146	3371-3373 DECATUR AVENUE	3
UC000155	1344 UNIVERSITY AVENUE	3
UC000158	115 WEST STREET	3
UC000162	GLENVIEW ESTATES TOWNHOMES	3
UC000163	2264 CRESTON AVENUE	3
UC000164	7930 SOUTH LOOP 289	3
UC000166	WALGREEN’S HAMILTON TOWNSHIP	3
UC000168	2773-2779 BRIGGS AVENUE	3
UC000170	INDIO INDUSTRIAL BUILDING	3
UC000173	1111 EAST LAKE STREET	3
UC000186	TREE TOPS VILLAS & TOWER VILLAGE APARTMENTS	3
UC000189	TWINBROOK POST OFFICE	3

UC000190	551 MARSHALL PHELPS ROAD	3
UC000193	CANYON ROAD RETAIL	3
UC000199	OFFICE DEPOT - DALLAS	3
UC000201	16062 SOUTHWEST FREEWAY	3
UC000205	COMERICA BANK	3
UC000208	SHOPPES ON THE PARKWAY	3
UC000209	902 COLUMBIA AVENUE	3
UC000216	10535 WILCREST	3
UC000219	FOX HOLLOW	3
UC000220	WHITTIER WOODS APARTMENTS	3
UC000240	MCGRATH’S FISH HOUSE PORTFOLIO	3
UC000244	1118-1122 WASHINGTON AVENUE	3
UC000251	465 SOUTH DENTON TAP ROAD	3
UC000254	8735 BOLLMAN PLACE	3
UC000256	6408 STELLHORN ROAD	3
UC000257	52 SOUTH MAIN STREET	3